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News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

PROCTER & GAMBLE PRESENTS AT BARCLAYS GLOBAL CONSUMER STAPLES CONFERENCE

Highlights Strong Results and Plan that is Working

Improvements in Portfolio, Cost and Productivity, Innovation, and Organization and Culture are Driving Continued Growth and Shareholder Value Creation

CINCINNATI - September 7, 2017 – The Procter & Gamble Company (NYSE:PG) today will highlight the strong results and progress the Company is achieving through its winning strategy at the Barclays Global Consumer Staples Conference.

David S. Taylor, Chairman of the Board, President and Chief Executive Officer and Jon R. Moeller, Vice Chairman and Chief Financial Officer will present today at 8:15 a.m. ET. A live audio webcast and replay is available at www.pginvestor.com.

Additional materials regarding P&G Board and Management’s recommendations for the 2017 Annual Meeting of Shareholders can be found at http://voteblue.pg.com.

Highlights of the presentation will include:

•	P&G’s Plan is Working and Delivering Results: P&G delivered strong fiscal year 2017 results demonstrating the Company’s strategy and plan are working.
○	The Company met or exceeded its objectives despite slowing market growth and volatile currency and commodity environments around the world:
◾	Achieved 2% organic sales growth— with gains driven by volume improvements, and accelerated organic sales growth by more than a percentage point in a market that decelerated by more than a percentage point.
◾	Entered fiscal year 2017 targeting mid-single-digit core earnings per share growth, and exceeded this objective by delivering a 7% increase in core earnings per share versus last year, an 11% increase on a constant currency basis.

◾	Achieved adjusted free cash flow productivity of 94%, against a 90% objective.
○	Increased both core gross and operating profit margins while continuing to make prudent investments in its brands to support sustainable long-term growth.

•	The P&G of Today is a Profoundly Different Company: As a result of portfolio transformation efforts, massive productivity improvements and organization and culture changes, the P&G of today has significantly enhanced growth and value creation opportunities, including:
○	Strengthened product portfolio over the past two years. Today P&G competes in ten core categories with leadership brands that offer meaningful benefits to consumers:
◾	Divested, discontinued or consolidated more than 100 brands – while at the same time building the Company’s market capitalization.
○	Delivered significant cost savings and productivity improvements:
◾	Executed a $10 billion cost and cash productivity program – and making meaningful headway on the next $10 billion cost savings program
◾	Reduced total roles by 32% including divestitures.
◾	Improved profit per employee by 45%.
○	Strengthened organization design and culture to create a more focused, agile and accountable company:
◾	Aligned P&G around one organizing principle – running the business by product category.
◾	Created a culture of appropriate risk-taking, and aligned incentives at a greater level of granularity to better match responsibilities and to increase accountability.

•	P&G is Raising the Bar to a New Standard of Excellence: To meet consumer demand and create competitive advantage, P&G is raising the bar to a new standard of excellence with superiority across products, packaging, brand communications, in-store and online execution, and value.
○	Examples of noticeably superior product innovation include:
◾	Tide PODS and Gain Flings which have driven 90% of U.S. laundry detergent category growth since they were introduced.

◾	Always Radiant which is meeting the higher standard of excellence as P&G’s best performing feminine pad, driving market growth of the super premium segment to +7%.
◾	Scent beads, including Unstopables, are the fastest growing segment in the Fabric Care category, and P&G’s scent bead offerings are growing over 30%.
◾	Always #Likeagirl Advertising has been viewed over 550 million times, generated over 25 billion impressions and won over 240 industry awards since initially aired during Super Bowl 2015.
○	e-Commerce sales grew at roughly a 30% rate last fiscal year, significantly outpacing offline sales growth:
◾	e-Commerce sales are over $3 billion dollars – larger than our top two peer competitors combined.

•	P&G has the Right Team and the Right Plan to Continue to Win: The Company’s ongoing transformation, led by the committed P&G team and supported by the P&G Board of Directors, is delivering results.
○	P&G’s ability to deliver on its financial goals has translated into value for shareholders:
◾	Since the CEO transition on November 1, 2015, the P&G team has delivered total shareholder return (“TSR”) of 28% through August 18, 2017 – well above the vast majority of peers selected by Trian Fund Management (“Trian”) throughout that same time period[1].
○	P&G has a rigorous selection criteria for Board membership, which has produced a highly diverse Board specifically designed to oversee the Company’s strategy and with expertise in key areas that P&G needs to continue to win:
◾	Diverse team of Directors who bring a wealth of experience in running and transforming large global enterprises, as well as in other areas that are key to the Company’s long-term strategic priorities, like digital, ecommerce, and retail.
◾	The Board regularly reviews the skills and abilities of its Directors to make sure that the Board is appropriately equipped to provide the necessary oversight to the Company.

1 The peers selected by Trian in its July 17, 2017 Introductory Presentation are as follows: Beiersdorf, Church & Dwight, Clorox, Colgate-Palmolive, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oreal, Reckitt Benckiser, Unilever. Source: Market data as of August 18, 2017. The TSR for “P&G Peers Per Trian” is a simple average, which follows the same methodology utilized by Trian in its measurement of the same peer constituency in its presentation filed with the SEC on July 17, 2017.

            The P&G Board of Directors and management team remind shareholders that they face an important decision regarding the future of their investment in P&G. Trian Fund Management, a New York hedge fund, has nominated Nelson Peltz to stand for election to the P&G Board at the Company’s upcoming Annual Meeting of Shareholders on October 10, 2017. Shareholders are being asked to choose between a Board and management team that are successfully executing a proven plan to build a better and more valuable company, and Mr. Peltz, who P&G believes would derail the work that is delivering returns to all P&G shareholders.

            P&G strongly recommends that shareholders vote to support the P&G Board by voting the BLUE Proxy Card “FOR” ALL P&G highly qualified Director nominees.

About Procter & Gamble

P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

Forward-Looking Statements

Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations, and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodity and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as our suppliers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s decision to leave the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, privacy, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; and (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE Proxy Card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Non-GAAP Reconciliation

This release contains certain non-GAAP measurements that management believes are meaningful to investors because they provide useful perspective on underlying business trends (i.e. trends excluding non-recurring or unusual items) and results, provide a supplemental measure of year-on-year results, and provide a view of our business results through the eyes of management. These measures are also a factor in determining senior management’s at-risk compensation. These non-GAAP measures are not intended to be considered in place of the related GAAP measure and may not be the same as similar measures used by other companies. This data should be read in conjunction with previously published company reports on Forms 10-K, 10-Q, and 8-K, which are available on www.PGInvestor.com under Financial Reporting. Reconciliations of non-GAAP measures to GAAP are provided below.

The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:

•	Incremental restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. Beginning in 2012 Procter & Gamble began a $10 billion strategic productivity and cost savings initiative that includes incremental restructuring activities. In 2017, the company announced elements of an additional multi-year productivity and cost savings plan. These plans result in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.
•	Early debt extinguishment charges: During the three months ended December 31, 2016, the Company recorded a charge of $345 million after tax due to the early extinguishment of certain long-term debt. This charge represents the difference between the reacquisition price and the par value of the debt extinguished. Management does not view this charge as indicative of the Company’s operating performance or underlying business results.

We do not view the above items to be part of our sustainable results, and their exclusion from core earnings measures provides a more comparable measure of year-on-year results.

Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.

Core EPS and currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of the Company’s diluted net earnings per share from continuing operations adjusted as indicated. Currency-neutral Core EPS is a measure of the Company’s Core EPS excluding the incremental current year impact of foreign exchange.

Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding tax payments related to the Beauty Brands divestiture, which are non-recurring and not considered indicative of underlying cash flow performance. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment.

Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the loss on early debt extinguishment and gain on the sale of the Beauty Brands, which are non-recurring and not considered indicative of underlying earnings performance. Management views adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. The Company’s long-term target is to generate annual adjusted free cash flow productivity at or above 90 percent.

Organic sales growth:

Total Company	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
FY 2017	-%	2%	-%	2%

*Acquisition/Divestiture Impact includes mix impacts of acquired and divested businesses and rounding impacts necessary to reconcile net sales to organic sales.

Core EPS and currency-neutral Core EPS:

	Twelve Months Ended June 30
	2017	2016

Diluted Net Earnings Per Share from Continuing Operations	$3.69	$3.49
Incremental Restructuring	0.10	0.18
Early Debt Extinguishment Charges	0.13	-
Rounding

Core EPS	$3.92	$3.67
Percentage change vs. prior period	7%
Currency Impact to Earnings	0.15

Currency-Neutral Core EPS	$4.07

Percentage change vs. prior period Core EPS	11%

Note – All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

Adjusted free cash flow (dollars in millions):

Twelve Months Ended June 30, 2017
Operating Cash Flow	Capital Spending	Free Cash Flow	Cash Tax Payment – Beauty Sale	Adjusted Free Cash Flow
$12,753	$(3,384)	$9,369	$418	$9,787

Adjusted free cash flow productivity (dollars in millions):

Twelve Months Ended June 30, 2017
Adjusted Free Cash Flow	Net Earnings	Loss on Early Debt Extinguishment	Gain on Sale of Beauty Brands	Adjusted Net Earnings	Adjusted Free Cash Flow Productivity
$9,787	$15,411	$345	$(5,335)	$10,421	94%

Contacts

P&G Media Contact:

Damon Jones, 513-983-0190

jones.dd@pg.com

or

P&G Investor Relations Contact:

John Chevalier, 513-983-9974